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                                                                  Exhibit 10.11

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 1st day of December, 2003 between Idenix Pharmaceuticals, Inc., a Delaware corporation (together with its successors and assigns, the "Company") and David Arkowitz (the "Employee").

         WHEREAS, the Company desires to employ the Employee as the Company's Chief Financial Officer;

         WHEREAS, the Employee is willing to accept such employment with the Company; and

         WHEREAS, the Company and the Employee desire to enter into an employment agreement upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the Company and the Employee (individually, a "Party" and, together, the "Parties") hereto agree as follows.

1.       EMPLOYMENT PERIOD

         COMMENCING ON DECEMBER 1, 2003 (the "Effective Date"), the Company shall employ the Employee, and the Employee shall serve the Company, under the terms of this Agreement for a term (the "Term") of three (3) years from the Effective Date (the "Initial Term"), provided, however, that the Term shall automatically renew for successive one-year terms, unless either Party gives written notice to the other party not less than 120 calendar days prior to the expiration of any such term that such Party is electing not to so extend the Term. Notwithstanding the foregoing, the Employee's employment hereunder may be terminated at any time, subject to Section 4 and Section 5 hereof, following the Effective Date. The period of time during which the Employee is employed hereunder shall be referred to herein as the "Employment Period."

2.       DUTIES AND STATUS; PLACE OF EMPLOYMENT

         During the Employment Period, the Company hereby engages the Employee as the Company's Chief Financial Officer on the terms and conditions set forth in this Agreement. During the Employment Period, the Employee shall report to the Company's Chief Executive Officer, and shall exercise such authority and perform such duties and functions and discharge such responsibilities as are customarily associated with the Employee's position and shall not be assigned duties that are materially inconsistent with his ability to discharge the foregoing duties and responsibilities. During the Employment Period, the Employee agrees to devote substantially all of the Employee's business time, efforts and skills to the performance of the Employee's duties and responsibilities under this Agreement, provided, however, that the Employee shall be permitted to manage his personal investments and affairs, to serve with the prior consent of the Company's Chief Executive Officer on such scientific advisory boards or other similar organizations as agreed to promote the interests of the Company and to engage in charitable activities and community affairs provided such activities do not materially interfere with the proper performance of the Employee's duties and responsibilities hereunder. During the

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Employment Period, the Employee's principal place of employment shall be in the
Boston, Massachusetts metropolitan area.

3.       COMPENSATION AND BENEFITS

         A. Salary. During the Employment Period, the Company shall pay to the Employee, as compensation for the performance of the Employee's duties and obligations under this Agreement, an annual base salary of $290,000 ("Base Salary"), payable in accordance with the normal payroll practices of the Company. The Base Salary shall be reviewed annually for additional increases, if any, which in the sole discretion of the Board of Directors of the Company (the "Board") are merited or necessary to adjust for cost of living increases or to retain a competitive Base Salary for the Employee. After any such increase, the term "Base Salary" as utilized in this Agreement shall thereafter refer to the increased amount. Base Salary shall not be reduced at any time without the express prior written consent of the Employee.

         B. Annual Bonus. During the Employment Period, the Employee shall be eligible for an annual bonus equal to no less than 30% of the Employee's Base Salary (the "Target Bonus"), based upon objective and measurable criteria which the Board shall establish annually after consultation with Employee and Company's senior management, which criteria shall be communicated to the Employee in writing prior to the start of the applicable performance period. The Target Bonus shall be payable in such amount if the relevant criteria are met. If such performance goals are exceeded, the Employee shall receive a larger amount on a sliding scale of up to 200% of the annual target bonus opportunity. If such performance goals are not reached, the Employee shall receive a smaller amount on a sliding scale of from 0% to 100% of the annual target bonus opportunity. Any annual bonus shall be payable in accordance with the terms of the bonus program established by the Board after consultation with Employee and the Company's Senior Management, provided that any bonus earned shall be paid no later than 90 calendar days after the end of the applicable performance period. The Employee's target bonus opportunity as a percentage of Base Salary may be reviewed periodically for any increase in the discretion of the Board. After any such increase, the term "Target Bonus" as utilized in this Agreement shall thereafter refer to the increased amount. The Target Bonus as a percentage of Base Salary shall not be reduced, either during a given year, or from one year to the next, without the express prior written consent of the Employee.

         C. Sign-on Bonus. As a further inducement to accept employment with the Company, the Company shall pay to the Employee the amount of $200,000 (the "SignOn Bonus") not later than 90 calendar days after the commencement of the Employment Period. Under no circumstances shall Employee be liable to repay any portion of the Sign-On Bonus, except that if Employee's employment is terminated prior to the 2nd anniversary of the Employment Period because of either a termination by Employee without Good Reason or a termination by Employer for Cause, Employee shall in those instances only be liable for repayment of a prorata portion of the Sign-on Bonus. The prorata amount repayable will be equal to the aggregate Sign-on Bonus ($200,000) less the aggregate monthly reductions (in the amount of $8,333 per month) effected prior to the termination of the Employment Period. The monthly reductions will be effected on the last day of each month during the 1st and 2nd year of the Employment Period, beginning with the first month of the Employment Period, even if the Sign-On Bonus is not paid until a later month. Any amounts the Employee is obligated to repay

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under this Section 3.C. will be due and payable within 90 days of the termination of the Employment Period.

         D.       Equity.

                  (i) Equity Award - Commencement of Employment Period. In connection with and upon the commencement of the Employment Period, the Employee will be awarded, pursuant to the Company's 1998 Equity Incentive Plan, as amended (as the same may be further amended, modified or supplemented, the "1998 Plan") an option (the "Employment Commencement Option") to purchase 175,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"). Such award will vest ratably on a monthly basis over the 48 months subsequent to the date of grant.

                  (ii) Vesting. Any unvested or restricted Equity Awards will continue to vest (or have restrictions lapse) in accordance with the terms of this Agreement or the applicable plan and award agreement, including any provision providing for acceleration of vesting (or lapsing of restrictions) upon any "change in control" of the Company (as defined in the applicable plan or award agreement) that may occur following the Effective Date. For purposes hereof, "Equity Awards" shall include the Employment Commencement Option, and shall mean any options to purchase Common Stock or other shares of the Company's capital stock, any restricted shares of Common Stock or other shares of the Company's capital stock or any other equity-based awards of the Company granted to the Employee.

                  (iii) Additional Equity Awards. The Employee shall be eligible to participate in any long-term incentive award program of the Company, including, but not limited to, the 1998 Plan and any successor thereto. In addition, commencing with the year ending December 31, 2003, the Employee shall have an annual performance equity opportunity to be awarded an option to purchase not less than 30,000 shares of the Common Stock (with such award vesting ratably over the 48 months following the date of grant) (the "Annual Equity Bonus"). The partial year of service the Employee will render to the Company in 2003 will not affect, diminish, reduce or result in any pro-ration of such Annual Equity Bonus for the year ending December 31, 2003. The opportunity to be awarded an Annual Equity Bonus shall be afforded to Employee each year, with the actual number of shares to be awarded under such opportunity subject to annual approval by the Company's Board of Directors and conditioned upon the achievement of annual performance targets established by the Board in consultation with Employee and Company's senior management. The performance targets for the Annual Equity Bonus shall be objective and measurable and shall be communicated to Employee in writing prior to the start of the applicable bonus period.

         E. Employee Benefits. During the Employment Period, the Employee shall be entitled to participate in all of the employee and fringe benefit plans of the Company in effect during the Employment Period on the same basis as provided generally to other senior-level executives of the Company, subject to, and on a basis consistent with, the participation requirements and other terms and conditions of such plans. The Employee shall be entitled to four (4) weeks vacation per calendar year, subject to such carry-over policy as is approved by the Board.

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         F.       Business Expenses. During the Employment Period, the Company
shall promptly reimburse the Employee for all appropriately documented, reasonable business expenses incurred by the Employee in the performance of the Employee's duties under this Agreement, in accordance with the Company's policies.

         G. Relocation. In connection with the Employee's relocation to the Boston, Massachusetts metropolitan area, Idenix will reimburse the Employee for reasonable moving and relocation expenses (not to exceed $25,000), real estate commissions (not to exceed 6%) and any conveyancing fees and/or transfer taxes incurred on the sale of the Employee's current principal residence, actual expenses of two househunting trips to Cambridge for himself and his family, temporary housing for three (3) months during the Initial Term (to be utilized in the Employee's discretion), and amounts required to gross up the aggregate of all of the foregoing to offset any related additional income tax liabilities. Company shall have no payment or reimbursement obligation under this Section 3.G for any expenditures or obligations incurred after the third anniversary of the Employment Period commencement.

4.       TERMINATION OF EMPLOYMENT

         A. Termination by the Company. The Company shall have the right to terminate the Employment Period and the Employee's employment hereunder for any reason at any time, including for any reason that does not constitute Cause, subject to the consequences of such termination as provided in this Agreement. For purposes of this Agreement, and subject to the Employee's opportunity to cure as provided below in Section 4.C., the Company shall have "Cause" to terminate the Employee's employment hereunder if such termination shall be the result of: (i) willful fraud or willful material dishonesty in connection with the Employee's employment by the Company; (ii) intentional failure by the Employee to substantially perform the Employee's duties hereunder or gross neglect in the performance of such duties; (iii) gross misconduct by the Employee that is materially detrimental to the Company's reputation, goodwill or business operations; (iv) a material breach of any of the Employee's covenants as provided in Section 7 hereof; (v) a breach of any representation or warranty made by the Employee in Section 7 hereof; (vi) an indictment or conviction on a felony charge; or (vii) the Employee becoming subject to a civil, regulatory or criminal proceeding which naming of the Employee results in material harm to the reputation, business or prospects of the Company; or (viii) the entering of any civil, regulatory or enforcement determination (whether pursuant to a formal or informal agreement or court order between the prosecuting entity and Employee) relating to the Employee's service as a director, officer, employee of any entity, including but not limited to the Company, provided, however, that such finding to the extent it relates to matters involving the Employee's employment with the Company was not sanctioned or approved by Company.

         B. Termination by the Employee. The Employee shall have the right to terminate the Employment Period for any reason at any time, including for any reason that does not constitute Good Reason, subject to the consequences of such termination and the Employee's covenants as provided in this Agreement and such termination shall not be deemed to be a breach of this Agreement. For purposes of this Agreement, and subject to the Company's opportunity to cure as provided below, the Employee shall have "Good Reason" to terminate the Employee's employment hereunder if such termination shall be the result of the following, without the Employee's prior written consent: (i) any adverse change in the Employee's title, any change

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resulting in the Employee reporting to any person other than the Company's Chief
Executive Officer or any material diminution in the Employee's authority or responsibilities as set forth in Section 2 hereof (other than as a result of a court order or regulatory action involving the Employee, including a formal or informal consent order or agreement between the prosecuting entity and Employee), (ii) a reduction, either from one year to the next, or within the current year, in the Employee's Base Salary, the Target Bonus (as a percentage of Base Salary) or target Annual Equity Bonus, (iii) a relocation of the Employee's primary place of employment to a location more than 40 miles from Employee's then-current primary place of employment, (iv) any other material breach by the Company of this Agreement, or (v) any act committed by Company in bad faith or without legitimate business justification that causes material injury to Employee or to his name, reputation, or professional or business interests.

         C. Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate the Employee's employment for Cause pursuant to clauses (i) through (v) of Section 4.A. above and the Employee's right to terminate the Employee's employment for Good Reason that (1) the party seeking the termination shall first have given the other party written notice stating with reasonable specificity the reason for the termination ("breach"), (2) if such breach is susceptible of cure or remedy, a period of 30 calendar days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period and (3) in the case of a termination for Cause, if the Employee fails to cure such neglect or conduct within such 30-day period, the Employee has an opportunity to be heard before the Board or, if the Board shall so designate, before a committee comprised of the Chief Executive Officer of the Company and two other senior executives of the Company, in each such case subject to a majority vote to terminate the Employee's employment for Cause. Notwithstanding the foregoing, (a) Company shall not be required to provide notice and opportunity to cure if Employee commits an act constituting Cause that is the same as or substantially similar to a prior act constituting Cause and for which Company provided a termination notice, and (b) Employee shall not be required to provide notice and opportunity to cure if Company commits an act giving rise to Good Reason that is the same as or substantially similar to a prior act constituting Good Reason and for which Employee provided a termination notice.

         D. Termination Upon Death or Disability. The Employment Period and the Employee's employment hereunder shall be terminated by the death of the Employee. The Employment Period and the Employee's employment hereunder may be terminated by the Company or the Employee if the Employee shall be rendered incapable, with or without reasonable accommodations by Company, of performing the Employee's duties to the Company by reason of any medically determined physical or mental impairment that has lasted or is reasonably expected to last for a period of six (6) or more consecutive months from the first date of the Employee's absence due to the disability (a "Disability").

         E. Expiration of Term. The Employment Period shall terminate upon the expiration of the Term. Any continuation of the Employee's employment beyond the expiration of the original Term or any extended Term shall not be subject to the terms and conditions of this Agreement, except that the "Inventions Agreement" set forth as Exhibit A shall survive the Term and the expiration of the Employment Period, and Sections 7 and 9 hereof shall survive in accordance with their terms for the periods specified therein.

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5.       CONSEQUENCES OF TERMINATION

         A. Without Cause; For Good Reason. In the event of a termination of the Employee's employment during the Employment Period by the Company other than for Cause or by the Employee for Good Reason (each, a "Covered Termination"), the Company shall provide the Employee, upon expiration of the revocation period in the Employee Release (as defined in Section 8 below), with the following:

                  (i)      payment of a cash lump-sum amount equal to the sum of
         (x) the Employee's Base Salary and (y) the greater of (1) the current Target Bonus or (2) the bonus earned by the Employee for the year preceding the year in which termination of employment occurs, payable as soon as practicable but not later than forty-five (45) days after the expiration of the revocation period in the Employee Release;

                  (ii) immediate vesting and exercisability (or lapsing of restrictions) of all outstanding equity awards, including any Equity Awards, upon a Covered Termination, with any equity awards that are stock options remaining exercisable for 24 months following the date of a Covered Termination (or until the expiration of the term of the option, if earlier); and

                  (iii) continued coverage for the Employee and the Employee's eligible dependents under all group medical, dental and life insurance coverages that are provided to employees of the Company generally for a period of 12 months following a Covered Termination, with such coverage to be at the Company's cost (subject to standard employee contribution requirements). Any such coverage shall be discontinued in the event that the Employee obtains substitute coverage from subsequent employment or service during such 12-month period.

                  In addition, without the need for Employee to sign the Employee Release, Company shall pay Employee (w) the Sign-On Bonus, if not yet paid, (x) any earned but unpaid amounts as of the date of termination, including, but not limited to, Base Salary through the date of termination, reimbursement of business expenses and any incentive awards earned for performance periods that have ended, including annual bonus and Annual Equity Awards, (y) any compensation previously deferred by the Employee together with any vested Company matching contributions and (z) any accrued but unpaid vacation days under Company policy through the date of termination (all of which, (w) through (z), are referred to hereafter as "Accrued Obligations"), payable as soon as practicable following the termination of employment, but not later than forty-five (45) days thereafter.

         B. Death or Disability. In the event the Employee's employment with the Company is terminated on account of death or Disability during the Employment Period, the Company shall provide the Employee (or his estate or legal representative, as the case may be) with such death or disability benefits as are provided under the death and disability plans that are available to employees of the Company generally on the date of termination. In addition, the Employee (or his estate or legal representative, as the case may be) shall be entitled to:

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                  (i)      in the case of Disability, payment of 60% of Base
         Salary per year until the Employee reaches age 65 (with such payment obligation offset by any amounts the Employee receives from any insurance plan or policy of the Company);

                  (ii) in the case of death, payment to Employee's estate of one-half (1/2) of the sum set forth in Section 5(A)(i) above as soon as practicable but not more than forty-five (45) days following Employee's death;

                  (iii) in the case of Disability, if Employee dies within six (6) months of the termination of his employment as a result of the condition that caused him to be disabled, payment to Employee's estate of one-half (1/2) of the sum set forth in Section 5(A)(i) above, as soon as practicable but not more than forty-five (45) days following Employee's death;

                  (iv) in the case of death or Disability, immediate vesting and exercisability (or lapsing of restrictions) of all outstanding equity awards, including any Equity Awards, upon such termination of employment, with any equity awards that are stock options remaining exercisable for 24 months following the date of termination (or until the expiration of the term of the option, if earlier);

                  (v) continued coverage for the Employee (in the case of Disability) and the Employee's eligible dependents under all group medical, dental and life insurance coverages that are provided to employees of the Company generally for a period of 12 months following such termination, with such coverage to be at the Company's cost (subject to standard employee contribution requirements). Any such coverage shall be discontinued in the event that the Employee obtains substitute coverage from subsequent employment or service during such 12-month period; and

                  (vi) in the case of death or Disability, payment of all Accrued Obligations as soon as practicable but not more than forty-five
         (45) days following the termination of employment.

         C.       Other Termination.

                  (i) In the event that the Employee's employment with the Company is terminated during the Employment Period (i) by the Company for Cause, or (ii) by the Employee other than for Good Reason, the Employee shall not be entitled to any further payments, compensation or other benefits under this Agreement, except the Employee shall be entitled to (i) payment of Accrued Obligations as soon as practicable but not later than forty-five (45) days following such termination, and (ii) treatment of any outstanding equity awards in accordance with the applicable plan or award agreement.

                  (ii) In the event that the Company elects not to extend the Term beyond the Initial Term, to the extent that the Employment Commencement Option or shares of Common Stock acquired by the Employee pursuant to the exercise thereof remains unvested or subject to restriction intended to lapse with the passage of time, (the "Vesting Restrictions"), such option shall immediately vest and become exercisable in full for a period of 15 months after the

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expiration of the Initial Term and Vesting Restrictions will immediately lapse upon expiration of the Initial Term.

         D. Other Benefits. The benefits payable to the Employee under this Agreement are not in lieu of any benefits payable or entitlements due under any applicable plan, program, policy or arrangement of, or other agreement with, the Company or any affiliate, and upon termination the Employee shall receive such benefits, payments or entitlements, if any, as he may be entitled to receive pursuant to the terms of such plans, programs, policies, arrangements or other agreements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further severance obligations to the Employee or the Employee's beneficiaries upon the Employee's termination of employment.

         E. No Mitigation or Offset. The Employee shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and, except as provided in Section 5.A(iii) and Section 5.B(iii) hereof, there shall be no offset of the payments or benefits provided in this Section 5. In addition, except as provided in Section 7.E hereof, the Company's obligation to make any payment pursuant to, or otherwise perform its obligations under, this Agreement shall not be affected by any claim or other right the Company or any affiliate may have against the Employee for any reason.

6.       CHANGE IN CONTROL PROTECTIONS

         A. Termination Within One Year After a Change in Control. If the Employee's employment is terminated by the Company without Cause or the Employee terminates his employment for Good Reason, in each case within one (1) year following a Change in Control and during the Term, then, in addition to the payments, benefits and entitlements provided pursuant to Section 5.A hereof, the Employee shall also be entitled to an additional lump-sum amount equal to the sum of (x) the Employee's Base Salary and (y) the greater of (1) Target Bonus or
(2) the bonus earned by the Employee for the year preceding the year in which termination of employment occurs, payable as soon as practicable but in no event more than forty-five (45) days following the termination of employment.

         B. Excise Tax Provision. Anything herein to the contrary notwithstanding, to the extent that any payment, entitlement or benefit provided under this Agreement or any other agreement, plan, policy, program or arrangement of the Company (the "Payments") would be subject to the imposition of the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar Federal or state law (an "Excise Tax"), the Payments shall be reduced (but not below zero) to the maximum amount as will result in no portion of the Payments being subject to such Excise Tax (the "Safe Harbor Cap"), but only if the net after-tax amount that would be received by the Employee, taking into account all applicable Federal, state and local income taxes and the imposition of the Excise Tax, is greater than the net after-tax amount that would be received by the Employee if Payments are not reduced to the Safe Harbor Cap. Unless the Employee has given prior written notice specifying a different order to the Company to effectuate the reductions described in the preceding sentence, the Company shall reduce or eliminate the Payments to the Safe Harbor Cap, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments. Any notice given by the Employee pursuant to the preceding sentence shall take

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precedence over the provisions of any other plan, arrangement or agreement governing the Employee's rights and entitlements to any benefit, entitlement or compensation.

         C. Definition of Change in Control. For purposes of Section 3 hereof and this Section 6, the term "Change in Control" shall mean:

                  (i) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of fifty percent (50%) or more of the Voting Stock of the Company, or Novartis Pharma AG disposes of its entire interest in the Company's Voting Stock (except in connection with an initial public offering of the Voting Stock);

                  (ii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

                  (iii) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, at least fifty percent (50%) of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

                  (iv) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

         For purposes of this definition of "Change in Control" the "Company" shall include any entity that succeeds to all or substantially all of the business of the Company and "Voting Stock" shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

7.       REPRESENTATIONS AND COVENANTS

         A. Representations of Employee. The Employee represents and warrants that (i) he has the free and unfettered right to enter into this Agreement and to perform his obligations under the term of this Agreement and that the Employee knows of no agreement between him and any other person, firm or organization, or any law or regulation that would be violated by the performance of his obligations under this Agreement; (ii) he is not aware of any regulatory, court or other proceeding relating to his service as a director, officer or employee of any other entity; and (iii) he has not been charged with, or indicted for, any crime.

         B. Inventions. The Employee agrees to sign and honor an "Inventions Agreement" in the form attached hereto as Exhibit A.

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         C.       Nonsolicitation of Employees. During the Restricted Period
(defined as the Employment Period and a period of one (1) year following the termination of the Employment Period), the Employee shall not, without the express prior written approval of the Company, (i) directly or indirectly, knowingly solicit any employee of the Company or any of its affiliates (or any employee who was employed by the Company or any of its affiliates at any time within six (6) months prior to the date the Employee seeks to solicit such person ("Former Employee")) to leave the employ of the Company or its affiliates, as the case may be.

         D. Nonsolicitation of Customers. During the Restricted Period, the Employee agrees that other than in the ordinary course of business he shall not, without the express prior written approval of the Company, knowingly solicit, recruit or encourage any customer of the Company or any of its affiliates who was a customer at, or was a customer within the six (6)-month period preceding, the date of the Employee's termination of employment to reduce or cease its business with the Company or any such affiliate. Provided Employee is not himself involved in soliciting business, it shall not be a violation of this paragraph for Employee, after the termination of his employment, to be employed by or to provide services to a firm that competes with Company or that solicits business from customers or former customers of Company.

         E. Enforcement. The Employee acknowledges that if he breaches any provision of this Section 7, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right, if permitted by a court of the applicable jurisdiction, to enjoin any such breach, without posting any bond. The Employee hereby waives the adequacy of a remedy at law as a defense to such relief. The existence of this right to injunctive, or other equitable relief, shall not limit any other rights or remedies which the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. The Employee acknowledges and agrees that the provisions of this Section 7 are reasonable and necessary for the successful operation of the Company. In the event a court of competent jurisdiction determines that the Employee has breached the Employee's obligations in any material respect under this Section 7 (other than through the issuance of an injunction issued without a determination on the merits), the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same, shall be entitled to cease all payments due to the Employee under this Agreement as of the date of such determination. In the event that a court of competent jurisdiction (or an arbitrator, pursuant to Section 9 below) determines that the Company has failed to pay any amount due Employee under this Agreement, then the rights of Employer and the obligations of Employee set forth in this Section 7, including those set forth in the Inventions Agreement, shall be null and void and of no further effect as of the date of such determination.

8.       WAIVER

         All payments and benefits provided by Section 5.A hereof (except for all Accrued Obligations) are conditioned upon the Employee executing and honoring a release of claims in favor of the Company following the Employee's termination of employment in a form attached hereto as Exhibit B (the "Employee Release").

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9.       DISPUTE RESOLUTION

         Except as otherwise provided in Section 7.E hereof, any controversy, dispute or claim arising out of or relating to this Agreement shall be resolved by final and binding arbitration, to be held in Boston, Massachusetts, in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association and this Section 9. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Neither Party shall be liable for punitive or exemplary damages, except to the extent such damages are recoverable by statute or regulation.

10.      WITHHOLDING OF TAXES

         All payments required to be made by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts relating to income tax, employment tax and such other taxes and withholdings as the Company may reasonably determine it should withhold pursuant to any applicable U.S. Federal, state or local law or regulation.

11.      NOTICE

         All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, sent by express, registered or certified mail, postage prepaid, or sent by facsimile transmission, addressed to the Employee at the Employee's personal residence as reflected in the Company's records, and to the Company at 125 Cambridge Park Drive, Cambridge, Massachusetts 02140. Either party may, by written notice to the other in accordance herewith, change the address to which notices to such party are to be delivered or mailed.

12.      GOVERNING LAW

         This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the choice of law principles thereof.

13.      WAIVER OF BREACH

         Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Employee or of the Company. Any waiver to be effective must be in writing and signed by the Party against whom it is being enforced (either the Employee or an authorized officer of the Company, as the case may be) and must specifically refer to the provision of this Agreement which is being waived.

14.      NON-ASSIGNMENT; SUCCESSORS

         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Employee) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or

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consolidation in which the Company is not the continuing entity, or the sale or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee other than his accrued rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in this Section 14 or in an applicable plan, program, grant or agreement of the Company or any affiliate. In the event of the Employee's death or a judicial determination of his incompetence, references in this Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

15.      SEVERABILITY

         If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Agreement, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or any portion thereof).

16.      ENTIRE AGREEMENT

         This Agreement and the Inventions Agreement constitute the entire agreement by the Company and the Employee with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, whether written or oral. Any award agreement relating to an Equity Award, to the extent inconsistent with any provision of this Agreement, shall be treated as amended in a manner consistent with the terms of this Agreement. This Agreement may be amended or modified only by a written instrument (specifically referencing the provision of this Agreement being so amended) executed by the Employee and an authorized officer of the Company.

17.      COUNTERPARTS

         This Agreement may be executed in two or more counterparts.

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18.      INDEMNIFICATION

         In the event Employee is named or threatened to be named in any suit or proceeding arising out of his work for Company within the scope of his employment hereunder, Employer shall indemnify, defend and hold him harmless, to the fullest extent permitted by law, from and against any and all damages or losses arising from such suit, proceeding, or threatened suit or proceeding, including but not limited to all attorney's fees, litigation costs, verdicts, judgments or liability.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above and this Agreement shall be effective and binding on the Parties from such date.

                                        IDENIX PHARMACEUTICALS, INC.

                                           /s/ Jean-Pierre Sommadossi
                                        ---------------------------------------
                                        By:     Jean-Pierre Sommadossi, Ph.D.
                                        Title:  Chief Executive OFficer

                                        EMPLOYEE

                                           /s/ David Arkowitz
                                        ---------------------------------------
                                        David Arkowitz.

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